Exhibit 99.1

To: All Employees
From: Siddhartha Kadia, Ph.D.
Subject: Update on Strategic Alternatives Process: PhenomeX to be Acquired by Bruker Corporation

Dear PhenomeX team,

As I shared with you in early July, our Board of Directors, with the support of management and legal and financial advisors, launched a process to explore, review and evaluate a range of potential strategic alternatives focused on addressing capital requirements and maximizing stockholder value. This process was intended to help us continue developing, selling and supporting our customers with our optofluidics and proteomics technology to help advance their scientific discoveries. We have concluded this process and are excited to announce that we have signed a definitive agreement with Bruker/Bruker NANO under which Bruker will acquire PhenomeX. You can read about this in the press release that was just issued.

Many of you may be familiar with Bruker (Nasdaq: BRKR), a pioneer in high-value life science research and diagnostics instruments. With annual revenue in excess of $2.8B, Bruker employs more than 8,500 employees across 90 locations throughout the world to support their globally dispersed customer base. BNANO Group, one of Bruker Scientific Instruments’ three operating segments, generates revenue of over $800 million annually. Their team has extensive experience in enabling innovation, and exploring biology at the molecular, cellular and microscopic levels, and a strong financial foundation to fuel investment in pioneering technologies.

Importantly, Bruker has acquired PhenomeX’s optofluidics and proteomics portfolio to expand into the functional single-cell biology research solutions space. The acquisition of our technology is also a pivotal investment in its publicly communicated growth strategy, Project Accelerate 2.0 which is focused on opportunities in Proteomics, spatial and single cell biology.

Bruker is making a significant investment in our company, and we believe its greater capabilities and resources will help accelerate the rapid development and commercialization of biotherapeutics and other cell-based products. The Bruker board of directors and management team recognize the value PhenomeX has created through the discovery and development of our novel products, and by joining forces with Bruker, we will be part of a large, global and financially strong organization. In short, together, we will be well positioned to bring new, innovative products to market faster than we could achieve on a standalone basis.

As a public company, we are limited in what we can share at this time. It is important to remember that until the transaction closes, which we expect to happen in the fourth quarter of 2023, PhenomeX and Bruker remain separate, independent companies. It remains business as usual at PhenomeX as we move through the next phase of the acquisition process. We have a dedicated team focused on the closing of the transaction, and the best thing for the rest of us to do is remain focused on delivering for our customers. I know you will have questions, so we will be sending out an employee FAQ document and hosting an all-employee town hall meeting to provide additional color on this news.

This announcement may also lead to inquiries from the media, customers or other outside parties, and as always, it is important that we speak with one voice. Accordingly, please direct any external questions to Suzanne Hatcher at [__].

Should you have immediate questions, please do not hesitate to reach out to your functional leader. Thank you for your continued focus and relentless dedication to PhenomeX. I hope you share my excitement about this next chapter.

Sincerely,

Siddhartha

Siddhartha Kadia, Ph.D.
Chief Executive Officer

Additional Information about the Transaction and Where to Find It

The tender offer described in this communication has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Bruker Corporation, a Delaware corporation (“Parent”), and Bird Mergersub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”), and PhenomeX Inc., a Delaware corporation (the “Company”) will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC.

Investors and Company security holders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) that will be filed by Parent and Merger Sub with the SEC and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by the Company with the SEC, in their entirety when they become available, because they will contain important information, including the terms and conditions of the offer.

Once filed, these documents will be available at no charge on the SEC’s website at www.sec.gov or from the information agent that will be named in the tender offer materials.  In addition, a copy of the tender offer statement and other related documents filed with or furnished to the SEC by Parent or Merger Sub may be obtained free of charge on Parent’s website at ir.bruker.com, and a copy of the solicitation/recommendation statement and other related documents filed with or furnished to the SEC may be obtained free of charge on the Company’s website at investors.phenomex.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” regarding the potential acquisition of the Company.

All statements, other than statements of historical facts, including statements concerning the Company’s plans, objectives, goals, beliefs, strategy and strategic objectives, future events, business conditions, results of operations, financial position, business outlook, business trends and other information, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential” “predict,” “project,” “seek,” “should,” “strategy,” “target,” or “will” or the negatives of these terms or variations of them or similar terminology.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.

Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the proposed transaction will not be satisfied; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in accordance with the proposed transaction; uncertainty as to the percentage of Company stockholders that will support the proposed transaction and tender their shares in the offer; the risk of stockholder litigation relating to the proposed transaction, including resulting expense or delay; the possibility that the proposed transaction will not be completed in the expected timeframe or at all; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, employees, stockholders and other business partners and on its operating results and business generally.

A further list and descriptions of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including in the sections captioned “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” and “Item 1A. Risk Factors,” and in the Company’s subsequent Quarterly Reports on Form 10-Q, and other filings with the SEC. Copies of these filings are available online at www.sec.gov or investors.phenomex.com.